 Exhibit a(1)(A)
MAIDEN REINSURANCE LTD.
OFFER TO PURCHASE USING UP TO $100,000,000 OF CASH
THE OUTSTANDING SECURITIES DESCRIBED BELOW
THE OFFER (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON DECEMBER 15, 2020, UNLESS MAIDEN REINSURANCE LTD. EXTENDS OR EARLIER TERMINATES THE OFFER (SUCH TIME AND DATE, AS IT MAY BE EXTENDED WITH RESPECT TO THE OFFER, THE “EXPIRATION TIME”).
Maiden Reinsurance Ltd., a reinsurance company organized under the laws of the State of Vermont (the “Company,” “we,” “our” and “us”) and an indirect wholly-owned subsidiary of Maiden Holdings, Ltd. (“Maiden”), hereby offers to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal,” and, together with this Offer to Purchase, the “Offer”), the securities listed in the table below (the “Securities”) in an amount such that the amount of cash used to purchase such Securities accepted for purchase by the Company shall not exceed $100,000,000 (the “Maximum Aggregate Purchase Amount”).
The Company will pay the Dealer Manager and registered brokers and dealers in the United States that process tenders into the Offer from DTC participants and persons resident in the United States (the “Retail Processing Dealers”) retail processing fees. Each Retail Processing Dealer that successfully processes tenders from a retail beneficial owner of Securities will be eligible to receive a fee (the “Retail Processing Fee”) from the Company equal to $0.125 per Series A Preference Share, Series C Preference Share or Series D Preference Share validly tendered and not properly withdrawn by or on behalf of such retail beneficial owner and accepted for purchase by the Company, except for any Series A Preference Shares, Series C Preference Shares or Series D Preference Shares tendered by a Retail Processing Dealer for its own account.
Series of Securities	CUSIP No. / ISIN	Liquidation Preference Per Share	Aggregate Liquidation Preference Outstanding	Offer Price
8.250% Non-Cumulative Preference Shares, Series A of Maiden Holdings, Ltd. (“Series A Preference Shares”)	G5753U 120 / BMG5753U1201	$25.00	$150,000,000	$10.50 per share
7.125% Non-Cumulative Preference Shares, Series C of Maiden Holdings, Ltd. (“Series C Preference Shares”)	G5753U 138 / BMG5753U1383	$25.00	$165,000,000	$10.50 per share
6.700% Non-Cumulative Preference Shares, Series D of Maiden Holdings, Ltd. (“Series D Preference Shares”)	G5753U 146 / BMG5753U1466	$25.00	$150,000,000	$10.50 per share
The consideration for each Series A Preference Share, each Series C Preference Share and each Series D Preference Share tendered and accepted for purchase pursuant to the Offer will equal $10.50 (the “Offer Price”). The Offer Price does not, and will not, include any amount with respect to dividends.
If the aggregate Offer Price of the Securities that are validly tendered and not properly withdrawn as of the Expiration Time (the “Total Consideration Amount”) exceeds the Maximum Aggregate Purchase Amount, we will accept for purchase that number of Securities that does not result in the Total Consideration Amount exceeding the Maximum Aggregate Purchase Amount. In that event, the Securities will be subject to proration, as described in this Offer to Purchase.
For additional information with respect to proration, see Section 1.
THE OFFER IS NEITHER CONDITIONED ON ANY MINIMUM NUMBER OF SECURITIES BEING TENDERED, NOR SUBJECT TO ANY FINANCING CONDITION. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 6 WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.
EACH OF THE COMPANY’S AND MAIDEN’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY OR MAIDEN NOR THEIR RESPECTIVE BOARDS OF DIRECTORS MAKE ANY RECOMMENDATION TO HOLDERS OF SECURITIES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SECURITIES. YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR SECURITIES IN THE OFFER.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory authority has passed upon the accuracy or adequacy of this Offer to Purchase. Any representation to the contrary is unlawful. No person has been authorized to give any information or make any representations with respect to the Offer other than the information and representations contained or incorporated by reference herein and, if given or made, such information or representations must not be relied upon as having been authorized.
You may direct questions and requests for assistance to BofA Securities, Inc., the dealer manager (the “Dealer Manager”) for the Offer, or Global Bondholder Services Corporation, the information agent (the “Information Agent”) for the Offer, at the contact information set forth on the last page of this Offer to Purchase. You may direct requests for additional copies of this Offer to Purchase to the Information Agent.
The Dealer Manager for the Offer is:
BofA Securities
The date of this Offer to Purchase is November 13, 2020

IMPORTANT
The principal purpose of the Offer is to adjust Maiden’s capital structure to reflect its current operations and the amount of capital required to operate the Company. Maiden’s board of directors has not declared or paid dividends on the Securities since the fourth quarter of 2018 and there can be no assurance that Maiden will declare and pay dividends on the Securities in the future. The Securities are perpetual and there is no fixed date on which we are required to redeem or otherwise repurchase them. Further, given the perpetual form of capital the Securities represent, there can be no assurance that Maiden or the Company will make additional offers in the future to purchase the Securities. The Company expects to use cash on hand to pay the consideration payable by it pursuant to the Offer and the fees and expenses incurred by it in connection therewith. The Offer has certain conditions and no assurance can be given that these conditions will be satisfied. See Section 6.
All of the Securities are held in book-entry form through the facilities of The Depository Trust Company (“DTC”) and must be tendered through DTC. If you desire to tender Securities, a DTC participant must electronically transmit your acceptance of the Offer through DTC’s Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Offer and send an agent’s message (as hereinafter defined) to Global Bondholder Services Corporation, the tender agent for the Offer (the “Tender Agent”), for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Tender Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received the Offer and agree to be bound by the terms of the Offer, and that the Company may enforce such agreement against you. A tender will be deemed to have been received only when the Tender Agent receives a duly completed agent’s message through the facilities of DTC at the Tender Agent’s DTC account. If your Securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your Securities. See Section 3.
There are no guaranteed delivery procedures available with respect to the Offer under the terms of this Offer to Purchase or any related materials. Holders must tender their Securities in accordance with the procedures set forth in this Offer to Purchase. See Section 3.
The Company has not authorized any person to make any recommendation on its behalf as to whether you should tender or refrain from tendering your Securities in the Offer. The Company has not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, you must not rely upon any such information or representation as having been authorized by the Company, the Information Agent or the Dealer Manager. Each of the Company’s and Maiden’s Board of Directors has approved the Offer. However, you must make your own decision whether to tender your Securities and, if so, how many.
The Company is not making the Offer to (nor will it accept any tender of Securities from or on behalf of) any holders of Securities in any jurisdiction in which the making of the Offer or the acceptance of any tender of Securities would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as the Company may deem necessary for it to make the Offer in any such jurisdiction and extend the Offer to holders of Securities in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company’s behalf by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.
THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT HOLDERS ARE URGED TO READ BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

i

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Offer to Purchase includes projections concerning financial information and statements concerning future economic performance and events, plans and objectives relating to management, operations, products and services, and assumptions underlying these projections and statements. These projections and statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 and are not historical facts but instead represent only Maiden’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside Maiden’s control. These projections and statements may address, among other things, Maiden’s strategy for growth, product development, financial results and reserves. Maiden’s actual results and financial condition may differ, possibly materially, from these projections and statements and therefore you should not place undue reliance on them. Factors that could cause Maiden’s actual results and financial condition to differ, possibly materially, from those in the specific projections and statements are discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 2 of Part I of Maiden’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 and in “Risk Factors” in Item 1A of Part I of Maiden’s Annual Report on Form 10-K filed with the SEC on March 18, 2020 and in “Risk Factors” in Item 1A of Part II of Maiden’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020 filed with the SEC on May 15, 2020, August 14, 2020 and November 13, 2020, respectively, however, these factors should not be construed as exhaustive. Forward-looking statements speak only as of the date they are made and Maiden undertakes no obligation to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

iii

SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. It highlights material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. You should read the entire Offer to Purchase and the Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.
The Offeror
The Offer is being made by Maiden Reinsurance Ltd. (the “Company”), a reinsurance company organized under the laws of the State of Vermont and an indirect wholly-owned subsidiary of Maiden Holdings, Ltd (“Maiden”). The Company’s principal executive offices are located at 58 East View Lane, Suite 2, Barre, Vermont, and its telephone number is (856) 359-2400. Maiden’s principal executive offices are located at 94 Pitts Bay Road, Pembroke HM 08, Bermuda and its telephone number is (441) 298-4900.
Terms of the Offer
We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, the Securities in an amount such that the Total Consideration Amount for such Securities shall not exceed the Maximum Aggregate Purchase Amount. If the Total Consideration Amount for the Securities that are validly tendered and not properly withdrawn as of the Expiration Time exceeds the Maximum Aggregate Purchase Amount, we will accept for purchase that number of Securities that does not result in the Total Consideration Amount exceeding the Maximum Aggregate Purchase Amount. In that event, the Securities will be subject to proration, as described in this Offer to Purchase.
At the time you tender your Securities, you will not know the extent of participation by other holders of Securities in the Offer or whether acceptance of all validly tendered and not properly withdrawn Securities would result in the Total Consideration Amount exceeding the Maximum Aggregate Purchase Amount. As a result, you will not know whether we will be able to accept for purchase your validly tendered and not properly withdrawn Securities, in whole or in part, at the time you tender those Securities.
Below is a table that shows, for each series of Securities, the Offer Price per share.
Series of Security	Liquidation Preference Per Share	Offer Price
Series A Preference Shares	$25.00	$10.50 per share
Series C Preference Shares	$25.00	$10.50 per share
Series D Preference Shares	$25.00	$10.50 per share
The consideration for each Series A Preference Share, Series C Preference Share and Series D Preference Share tendered and accepted for purchase pursuant to the Offer will be the Offer Price. Dividends on each series of the Securities are currently in arrears. The Offer Price does not, and will not, include any amount with respect to dividends.

The Offer is not conditioned on any minimum number of Securities being tendered. The Offer is, however, subject to certain conditions. See Section 6.
Proration
If acceptance for purchase of all Securities validly tendered and not properly withdrawn prior to the Expiration Time would result in our purchase of a number of Securities with a Total Consideration Amount in excess of the Maximum Aggregate Purchase Amount, then Securities will be accepted on a pro rata basis, based on the aggregate liquidation preference of Securities validly tendered and not properly withdrawn. If proration is required, the Company or the Tender Agent will determine the proration percentage as soon as practicable after the Expiration Time, and we will announce the results of proration by press release. Fractions for the Securities resulting from the proration percentage will be rounded down to the next whole share. See Section 1
Source and Amount of Funds
The Company expects to use cash on hand to pay the consideration payable by it pursuant to the Offer and the fees and expenses incurred by it in connection therewith. If the Offer is fully subscribed, the Company will pay $100,000,000 to purchase the Securities, excluding fees and expenses (including, without limitation, the Retail Processing Fees).
Time to Tender
You may tender Securities until the Offer expires.
The Offer will expire on December 15, 2020 at 11:59 p.m., New York City time, unless the Company extends it (such time and date, as the same may be extended, the “Expiration Time”). See Section 1.
The Company may choose to extend the Offer for any reason, subject to applicable laws. The Company cannot assure you that it will extend the Offer or, if it does, of the length of any extension that it may provide. See Section 16.
If a broker, dealer, commercial bank, trust company or other nominee holds your Securities, it is likely that it has an earlier deadline for you to act to instruct it to accept the Offer on your behalf. We recommend that you contact the broker, dealer, commercial bank, trust company or other nominee to determine its deadline.
Extension, Amendment, and Termination of the Offer
The Company reserves the right to extend or amend the Offer. If the Company extends the Offer, it will delay the acceptance of any Securities that have been tendered. The Company reserves the right to terminate the Offer under certain circumstances. See Section 6 and Section 16.
The Company will issue a press release by 9:00 a.m., New York City time, on the business day after the scheduled Expiration Time if it decides to extend the Offer. The Company will announce any amendment to the Offer by making a public announcement of the amendment. See Section 16.
Purpose of the Offer
The principal purpose of the Offer is to adjust Maiden’s capital structure to reflect its current operations and the amount of capital required to operate Maiden and the Company.

Conditions of the Offer
The Offer is neither conditioned upon any minimum number of Securities being tendered, nor subject to any financing condition. However, the Offer is subject to other conditions, including, among others, the absence of court and governmental action prohibiting, challenging or restricting the Offer. See Section 6.
Procedures for Tendering Securities
The Offer will expire at the Expiration Time, which is December 15, 2020 at 11:59 p.m. New York City time, unless the Company extends or earlier terminates the Offer. To tender your Securities prior to the expiration of the Offer, you must electronically transmit your acceptance of the Offer through ATOP, which is maintained by DTC, and by which you will agree to be bound by the terms and conditions set forth in the Offer, or deliver to the Tender Agent a duly executed Letter of Transmittal.
A tender will be deemed to be received after you have expressly agreed to be bound by the terms of the Offer, which is accomplished by the transmittal of an agent’s message to the Tender Agent by DTC in accordance with ATOP procedures, or by delivery to the Tender Agent of a duly executed Letter of Transmittal. You should contact the Information Agent for assistance at the contact information listed on the last page of this Offer to Purchase. Please note that the Company will not purchase your Securities in the Offer unless the Tender Agent receives the required confirmation prior to the Expiration Time. If a broker, dealer, commercial bank, trust company or other nominee holds your Securities, it is likely that it has an earlier deadline for you to act to instruct it to accept the Offer on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline. See Section 3.
The Securities may be tendered and accepted only in whole shares. No alternative, conditional or contingent tenders will be accepted.
There are no guaranteed delivery procedures available with respect to the Offer under the terms of this Offer to Purchase or any related materials. Holders must tender their Securities in accordance with the procedures set forth in this Offer to Purchase. See Section 3.
Withdrawal Rights
You may withdraw any Securities you have tendered at any time before the Expiration Time, which will occur on December 15, 2020 at 11:59 p.m., New York City time, unless the Company extends the Offer. The Company cannot assure you that it will extend the Offer or, if it does, of the length of any extension it may provide. See Section 4.
Withdrawal Procedure
You must deliver, on a timely basis prior to the Expiration Time, a written notice of your withdrawal, or a properly transmitted “Request Message” through ATOP, to the Tender Agent at the address appearing on the last page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Securities to be withdrawn and the name of the registered holder of those Securities. Some additional requirements apply for Securities that have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.
No Recommendation as to Whether to Tender
Each of Maiden’s and the Company’s Board of Directors has approved the Offer. However, neither the Company or Maiden nor their respective Boards of Directors make any recommendation to holders of Securities as to whether to tender or refrain from tendering their Securities. You should read carefully the information in this Offer to Purchase before making your decision whether to tender your Securities. See Section 19.
Untendered or Unpurchased Securities

Any tendered Securities that are not accepted for purchase by the Company will be returned without expense to their tendering holder. Securities not tendered or otherwise not purchased pursuant to the Offer will remain outstanding. If the Offer is consummated, then the number of shares or aggregate liquidation amount that remains outstanding of each series of Securities that is purchased in part in the Offer will be reduced. This may adversely affect the liquidity of and/or increase the volatility in the market for the Securities of such series that remain outstanding after consummation of the Offer. See Section 11.
Market Prices of the Securities
Maiden’s Series A Preference Shares are traded on the New York Stock Exchange (“NYSE”) under the symbol “MH.PA.” On November 12, 2020, the last trading day prior to the date of this Offer to Purchase, the last reported price for the Series A Preference Shares on the NYSE was $8.55.Maiden’s Series C Preference Shares are traded on the NYSE under the symbol “MH.PC.” On November 12, 2020, the last trading day prior to the date of this Offer to Purchase, the last reported price for the Series C Preference Shares on the NYSE was $8.48.
Maiden’s Series D Preference Shares are traded on the NYSE under the symbol “MH.PD.” On November 12, 2020, the last trading day prior to the date of this Offer to Purchase, the last reported price for the Series D Preference Shares on the NYSE was $8.82.
Appraisal Rights
You will have no appraisal rights in connection with this Offer.
Time of Payment
The Company will pay the purchase price to you in cash for the Securities it purchases promptly after the Expiration Time and the acceptance of the Securities for purchase. We refer to the date on which such payment is made as the “Settlement Date.” The Company currently expects the Settlement Date to be December 17, 2020. See Section 5.
Payment of Brokerage Commissions
If you are a registered holder of Securities and you tender your Securities directly to the Tender Agent, you will not incur any brokerage commissions. If you hold Securities through a broker, dealer, commercial bank, trust company or other nominee, we recommend that you consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See Section 3.
U.S. Federal Income Tax
Consequences
The cash received in exchange for tendered Securities generally will be treated for U.S. federal income tax purposes either as (i) consideration received with respect to a safe or exchange of the tendered Securities, or (ii) a distribution from the Company in respect of its stock, depending on the particular circumstances of each holder of Securities. See Section 13 for more detailed discussion.
We recommend that holders of the Securities consult their own tax advisors to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect to any state, local or non-U.S. tax laws.
Payment of Stock Transfer Tax
If you are the registered holder and you instruct the Tender Agent to make the payment for the Securities directly to you, then generally you will not incur any stock transfer tax. See Section 5.
Dealer Manager
The Dealer Manager is BofA Securities, Inc. See Section 17.
The Company will pay the Dealer Manager and the Retail Processing Dealers retail processing fees described in Section 17.
Information and Tender Agent
The Information and Tender Agent is Global Bondholder Services Corporation. See Section 17
Further Information
You may call the Dealer Manager with questions regarding the terms of the Offer or the Information Agent with questions regarding how to tender and/or request additional copies of this Offer to Purchase, the Letter of Transmittal or other documents related to the Offer.
BofA Securities, Inc. is acting as the Dealer Manager, and Global Bondholder Services Corporation is acting as the Information Agent and as the Tender Agent for the Offer. See the last page of this Offer to Purchase for additional information about the Dealer Manager, Information Agent and Tender Agent.

CERTAIN SIGNIFICANT CONSIDERATIONS
We have not obtained a third-party determination that the Offer is fair to holders of the Securities.
None of us, Maiden, the Dealer Manager, the Tender Agent, or the Information Agent makes any recommendation as to whether you should tender your Securities in the Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the holders of the Securities for purposes of negotiating the Offer or preparing a report concerning the fairness of the Offer. You must make your own independent decision regarding your participation in the Offer.
We may not accept all of the Securities tendered in the Offer.
Depending on the amount of Securities tendered in the Offer, we may not accept all of the Securities tendered in the Offer. Further, we may have to prorate the Securities that we accept in the Offer. Any Securities not accepted will be returned to tendering holders promptly after expiration. See Section 1 and Section 5.
If the Offer is successful, there may no longer be a trading market for the Securities of some series, or there may be a limited trading market for the Securities and the market price for the Securities may be depressed.
Depending on the amount of Securities of any series that are accepted in the Offer, the trading market for the Securities of that series that remain outstanding after the Offer may be more limited. A reduced trading volume for a series of Securities may decrease the price and increase the volatility of the trading price of the Securities of the series that remain outstanding following the completion of the Offer.
Holders of Securities that participate in the Offer will no longer receive future dividends on the Securities.
If you tender your Securities, you will no longer receive any future dividend payments, if any at all, that are paid on the Securities.
The Securities may be acquired by the Company or Maiden other than through the Offer in the future.
From time to time in the future, to the extent permitted by applicable law, the Company or Maiden may acquire Securities that remain outstanding, whether or not the Offer is consummated, through tender offers, exchange offers or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the Offer and could be in cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company or Maiden may pursue.

THE OFFER
Section 1   Number of Securities; Expiration Time.
General.   We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, Securities in an amount such that the Total Consideration Amount for such Securities will not exceed the Maximum Aggregate Purchase Amount. If the Total Consideration Amount of the Securities that are validity tendered and not properly withdrawn as of the Expiration Time exceeds the Maximum Aggregate Purchase Amount, we will accept for purchase that number of Securities that does not result in the Total Consideration Amount exceeding the Maximum Aggregate Purchase Amount. In that event, the Securities will be subject to proration, as described in this Section 1.
If you elect to participate in the Offer, you may tender a portion of or all of the Securities you hold, although we may not be able to accept for purchase all such Securities you tender. At the time you tender your Securities, you will not know the extent of participation by other holders of Securities in the Offer or whether acceptance of all validity tendered and not properly withdrawn Securities would exceed the Maximum Aggregate Purchase Amount. As a result, you will not know whether we will be able to accept for purchase your validly tendered and not properly withdrawn Securities, in whole or in part, at the time you tender those Securities.
The consideration for each Series A Preference Share, Series C Preference Share and Series D Preference Share tendered and accepted for purchase pursuant to the Offer will be the Offer Price. Dividends on each series of the Securities are currently in arrears. The Offer Price does not, and will not, include any amount with respect to dividends.
Proration.   If the Total Consideration Amount of Securities that are validly tendered and not properly withdrawn as of the Expiration Time exceeds the Maximum Aggregate Purchase Amount, we will accept for purchase that number of Securities that does not result in the Total Consideration Amount exceeding the Maximum Aggregate Purchase Amount. In that event, the Securities will be accepted on a pro rata basis, based on the aggregate liquidation preference of Securities validly tendered and not properly withdrawn.
If proration is required, due to our inability to accept for purchase all Securities validity tendered and not properly withdrawn prior to the Expiration Time without exceeding the Maximum Aggregate Purchase Amount, the Company or the Tender Agent will determine the proration percentage as soon as practicable after the Expiration Time, and we will announce the results of proration by press release. Fractions for the Securities resulting from the proration calculation will be rounded down to the next whole share. In determining proration of tendered Securities, the amount accepted from each holder that has validly tendered and not properly withdrawn Securities will be reduced by a percentage determined by the following formula:
Proration Percentage = (TA — MA) / TA
where:
TA = Total Consideration Amount
MA = Maximum Aggregate Purchase Amount
The Company reserves the right, but is not obligated, to increase the Maximum Aggregate Purchase Amount in its sole and absolute discretion.
In addition, to the extent permitted by Applicable Law, Maiden or the Company may from time to time acquire Securities that remain outstanding after the Expiration Time through one or more tender or exchange offers or otherwise, at prices that may be less than, equal to or greater than the prices paid for the Securities in the Offer. Until the expiration of at least ten business days after the Expiration Time or the date we otherwise terminate the Offer, none of the Company, Maiden nor any of their respective affiliates will make any purchases of the Securities other than pursuant to the Offer.
Expiration Time.   The term “Expiration Time” means 11:59 p.m., New York City time on December 15, 2020, unless and until the Company shall have extended the period of time during which the Offer will remain open, in which event the term Expiration Time shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. The Company will pay for all properly tendered and not properly withdrawn Securities that are accepted for purchase promptly after the Expiration Time. If the Company materially changes the Offer or information concerning the Offer, it will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.
If:
•
the Company increases or decreases (i) the price to be paid for any series of the Securities or (ii) the Maximum Aggregate Purchase Amount of Securities that it may purchase in the Offer or (iii) the Retail Processing Fee, and

•
the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in Section 16, the Offer will be extended until the expiration of such ten business day period.
THE OFFER IS NEITHER CONDITIONED ON ANY MINIMUM NUMBER OF SECURITIES BEING TENDERED, NOR SUBJECT TO ANY FINANCING CONDITION. THE COMPANY’S OBLIGATION TO ACCEPT AND PAY FOR SECURITIES PROPERLY TENDERED PURSUANT TO THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Securities and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on Maiden’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Securities.
Section 2   Purpose of the Offer.
The Offer.   The principal purpose of the Offer is to adjust Maiden’s capital structure to reflect its current operations and the amount of capital required to operate the Company. Maiden’s board of directors has not declared or paid dividends on the Securities since the fourth quarter of 2018 and there can be no assurance that Maiden will declare and pay dividends on the Securities in the future. Further, given the perpetual form of capital the Securities represent, there can be no assurance that Maiden or the Company will make additional offers in the future to purchase the Securities.
General.   The Board of Directors of each of the Company and Maiden has approved the Offer. However, neither the Company or Maiden nor their respective Boards make any recommendation to holders of Securities as to whether to tender or refrain from tendering their Securities. Holders of Securities should carefully evaluate all information in the Offer, should consult their own investment and tax advisors, and should make their own decisions about whether to tender Securities, and, if so, how many Securities to tender.
The Company may transfer the Securities it acquires pursuant to the Offer to Maiden. Maiden will retire any Securities so transferred to it by the Company.
Section 3   Procedures for Tendering the Securities.
All of the Securities are held in book-entry form through the facilities of DTC and must be tendered through DTC. If you desire to tender Securities, a DTC participant must electronically transmit your acceptance of the Offer through DTC’s ATOP, for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Offer and send an agent’s message (as hereinafter defined) to the Tender Agent, for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Tender Agent and forming part of the book-entry confirmation, which states that

DTC has received an express acknowledgment from you that you have received the Offer and agree to be bound by the terms of the Offer, and that the Company may enforce such agreement against you. Alternatively, you may also confirm your acceptance of the Offer by delivering to the Tender Agent a duly executed Letter of Transmittal. A tender will be deemed to have been received only when the Tender Agent receives (i) either a duly completed agent’s message through the facilities of DTC at the Tender Agent’s DTC account or a properly completed Letter of Transmittal, and (ii) confirmation of book-entry transfer of the Securities into the Tender Agent’s applicable DTC account.
If a broker, dealer, commercial bank, trust company or other nominee holds your Securities, it is likely that it has an earlier deadline for you to act to instruct it to accept the Offer on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline.
We recommend that investors who hold Securities through brokers, dealers, commercial banks, trust companies or other nominees consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender Securities through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Tender Agent.
The Securities may be tendered and accepted only in whole shares. No alternative, conditional or contingent tenders will be accepted.
Signature Guarantees.   Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program. Signatures on a Letter of Transmittal need not be guaranteed if:
•
The Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, shall include any participant in DTC whose name appears on a security position listing as the owner of the Securities) of the Securities tendered therewith and the holder has not completed either of the boxes under “Special Payment and Delivery Instructions” within the Letter of Transmittal; or

•
the Securities are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. See Instruction 1 of the Letter of Transmittal.

There are no guaranteed delivery procedures available with respect to the Offer under the terms of this Offer to Purchase or any related materials. Holders must tender their Securities in accordance with the procedures set forth in this section.
The Company will make payment for Securities tendered and accepted for purchase in the Offer only after the Tender Agent receives a timely confirmation of the book-entry transfer of the Securities into the Tender Agent’s account at DTC, a properly completed and a duly executed Letter of Transmittal, or an agent’s message, and any other documents required by the Letter of Transmittal.
Book-Entry Delivery.   The Tender Agent will establish an account with respect to the Securities for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a DTC participant may make book-entry delivery of the Securities by causing DTC to transfer Securities into the Tender Agent’s account in accordance with DTC’s procedures for transfer. Although DTC participants may effect delivery of Securities into the Tender Agent’s account at DTC, such deposit must be accompanied by either
•
a message that has been transmitted to the Tender Agent through the facilities of DTC or an “agent’s message,” or

•
a properly completed and duly executed Letter of Transmittal, including any other required documents, that has been transmitted to and received by the Tender Agent at its address as set forth on the back page of this Offer to Purchase before the Expiration Time.

Method of Delivery.   The method of delivery of the Letter of Transmittal and any other required documents is at the election and risk of the tendering holder of Securities. If you choose to deliver required documents by mail, we recommend that you use registered mail with return receipt requested, properly insured. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Tender Agent.
Appraisal Rights.   You will have no appraisal rights in connection with the Offer.
U.S. Federal Backup Withholding Tax.   Under the U.S. federal income tax backup withholding rules, 24% of the gross proceeds payable to a holder of the Securities or other payee pursuant to the Offer will be withheld and remitted to the U.S. Treasury, unless the holder of the Securities or other payee provides his or her taxpayer identification number (i.e., employer identification number or Social Security number) to the Tender Agent and certifies under penalties of perjury that such number is correct and that such holder of the Securities or other payee is exempt from backup withholding, or such holder of the Securities or other payee otherwise establishes an exemption from backup withholding. If the Tender Agent is not provided with the direct taxpayer identification number, the holder of the Securities or other payee may or may not be subject to certain penalties imposed by the Internal Revenue Service (the “IRS”). Therefore, each tendering U.S. Holder (as defined below in Section 13) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal or as to provide the information and certification necessary to avoid backup withholding unless the U.S. Holder otherwise establishes to the satisfaction of the Tender Agent that such tendering U.S. Holder is not subject to backup withholding. Certain holders of the Securities (including, among others, C corporations) are not subject to these backup withholding and reporting requirements. In order for a Non-U.S. Holder (as defined below in Section 13) to qualify as an exempt recipient, such holder of the Securities generally must submit an IRS Form W- 8BEN, IRS Form W-8BEN-E (each included as part of the Letter of Transmittal) or other applicable IRS Form W-8, signed under penalties of perjury, attesting to that holder’s non-U.S. status. Tendering holders of the Securities can obtain other applicable forms from the Tender Agent or from www.irs.gov. See Instruction 8 of the Letter of Transmittal.
Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
TO PREVENT U.S. FEDERAL BACKUP WITHHOLDING TAX ON THE GROSS PAYMENTS MADE TO YOU FOR THE SECURITIES PURCHASED PURSUANT TO THE OFFER, YOU MUST PROVIDE THE TENDER AGENT WITH A COMPLETED IRS FORM W-9 OR IRS FORM W-8, AS APPROPRIATE, OR OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING.
Where Securities are tendered on behalf of the holder of Securities by a broker or other DTC participant, the foregoing IRS Forms and certifications generally must be provided by the holder of Securities to the DTC participant, instead of the Tender Agent, in accordance with the DTC participant’s applicable procedures.
For a discussion of certain material U.S. federal income tax consequences to tendering holders of the Securities, see Section 13.
Return of Withdrawn Securities.   In the event of proper withdrawal of tendered Securities, the Tender Agent will credit the Securities to the appropriate account maintained by the tendering holder of Securities at DTC without expense to the holder of the Securities.
Determination of Validity; Rejection of Securities; Waiver of Defects; No Obligation to Give Notice of Defects.   The Company will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for purchase of any tender of Securities, and its determination will be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Securities that it determines are not in proper form or the acceptance for purchase of or payment for which the Company determines may be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Security or any particular holder of Securities, and the Company’s interpretation of the terms of the Offer will be final and binding on all parties. No tender of Securities will be deemed to have been properly made until the holder of the Securities cures, or the Company waives, all defects or irregularities. None of the Company, the Tender Agent, the Information

Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.
Tendering Holder’s Representation and Warranty; The Company’s Acceptance Constitutes an Agreement.    A tender of Securities under the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of the Offer, as well as the tendering holder’s representation and warranty to the Company that (i) such holder of Securities has the full power and authority to tender, sell, assign and transfer the tendered Securities and (ii) when the same are accepted for purchase by the Company, it will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, changes and encumbrances and not subject to any adverse claims.
The Company’s acceptance for purchase of Securities tendered under the Offer will constitute a binding agreement between the tendering holder of Securities and the Company upon the terms and conditions of the Offer.
Section 4   Withdrawal Rights.
Holders of Securities may withdraw Securities tendered into the Offer at any time prior to the Expiration Time. Holders of Securities may also withdraw their Securities if the Company has not accepted Securities for purchase after the expiration of forty business days from the commencement of the Offer.
For a withdrawal to be effective, the Tender Agent must receive, prior to the Expiration Time, a written notice of withdrawal, or a properly transmitted “Request Message” through ATOP, at the Tender Agent’s address set forth on the back page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering holder of the Securities, the series and number of Securities that the holder of Securities wishes to withdraw and the name of the registered holder of the Securities.
Any notice of withdrawal must also specify the name and the number of the account at DTC to be credited with the withdrawn Securities and must otherwise comply with DTC’s procedures. The Company will determine all questions as to the form and validity (including the time of receipt) of any notice of withdrawal, in its sole discretion, and such determination will be final and binding. None of the Company, the Trade Agent, the Information Agent, and the Dealer Manager any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.
A holder of Securities may not rescind a withdrawal and the Company will deem any Securities that a holder of Securities properly withdraws not properly tendered for purposes of the Offer, unless the holder of Securities properly retenders the withdrawn Securities before the Expiration Time by following one of the procedures described in Section 3.
Section 5   Purchase of Securities and Payment of Purchase Price.
Subject to the conditions of the Offer, on the Settlement Date, we will accept for purchase the maximum number of validly tendered and not properly withdrawn Securities that does not result in our paying a Total Consideration Amount in excess of the Maximum Aggregate Purchase Amount, subject to proration as described above in Section 1. We currently expect the Settlement Date to be December 17, 2020, unless extended pursuant to this Offer.
For purposes of the Offer, the Company will be deemed to have accepted for purchase, and therefore purchased, Securities that are properly tendered and are not properly withdrawn, only when, as and if it gives oral or written notice to the Tender Agent of its acceptance of the Securities for purchase under the Offer.
The Company will pay for Securities that it purchases under the Offer by depositing the aggregate purchase price for such Securities with DTC, which will act as an agent for tendering holders of the Securities for the purpose of receiving payment from the Company and transmitting payment to the tendering holders of the Securities.
The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Securities purchased under the Offer. If, however,

•
payment of the purchase price is to be made to any person other than the registered holder, or

•
tendered Securities are registered in the name of any person other than the person signing the Letter of Transmittal,

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption there from, is submitted. See Instruction 6 of the Letter of Transmittal.
If the Offer expires or terminates and any of the Securities have not been accepted for purchase by unfollowing the Expiration or termination of the Offer, the holder of Securities that were not accepted for purchase will continue to own those Securities. The Tender Agent will credit those Securities to the appropriate account maintained by the tendering holder of Securities at DTC without expense to the holder of the Securities.
Section 6   Conditions of the Offer.
Notwithstanding any other provision of the Offer, the Company will not be required to accept for purchase, purchase or pay for any Securities tendered, and may terminate or amend the Offer or may postpone the acceptance for purchase of, or the purchase of and the payment for Securities tendered, subject to Rule13e-4(f) under the Exchange Act, if, at any time on or after the date hereof and before the Expiration Time, any of the following events shall have occurred (or shall have been reasonably determined by the Company to have occurred) that, in the Company’s reasonable judgment and regardless of the circumstances giving rise to the event or events (other than actions or inactions of the Company), make it inadvisable to proceed with the Offer or with acceptance for purchase:
•
there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Securities under the Offer or otherwise relates in any manner to the Offer;

•
there shall have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or any of its subsidiaries, by any court or any authority, agency, tribunal or other body that, in the Company’s reasonable judgment, would or might, directly or indirectly:

•
make the acceptance for purchase of, or payment for, some or all of the Securities illegal or otherwise restrict or prohibit completion of the Offer;

•
delay or restrict the ability of the Company, or render the Company unable, to accept for purchase or pay for some or all of the Securities; or

•
in the Company’s reasonable judgment, there has occurred any of the following:

•
any general suspension of trading in, or the imposition of any general trading curb or general minimum or maximum price limits on prices for, trading in securities on any U.S. national securities exchange or in the over-the-counter market;

•
the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•
the commencement of any war, armed hostilities or other international calamity, including any act of terrorism, on or after the date of this Offer to Purchase, in or involving the United States, or the material escalation of any such armed hostilities which had commenced before the date of this Offer to Purchase, in each case, which is reasonably likely to have a material adverse effect on the Company or on the Company’s ability to complete the Offer;

•
any limitation, whether or not mandatory, imposed by any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or any other event, that could materially affect the extension of credit by banks or other lending institutions in the United States; or

•
any change or changes have occurred in the business, condition (financial or otherwise), income, operations, property or prospects of the Company or any of its subsidiaries that could have a material adverse effect or the Company and its subsidiaries, taken as a whole, or there is an adverse change in the anticipated enhanced capital structure anticipated to result from the Offer (see Section 2 — “Purpose of the Offer” of this Offer to Purchase for a description of the contemplated benefits of the Offer to the Company, or there is an adverse change in the benefits of the Offer to the Company.

The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, at my time and from time to time, before the Expiration Time, in its reasonable discretion. The Company’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of them rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by the Company concerning the events described above will be final and binding on all parties. Notwithstanding the foregoing, in the event that one or more events described above occurs before the Expiration Time, the Company will, as promptly as practical, notify the holders of Securities of the Company’s determination as to whether to (i) waive or modify, in whole or in part, the condition and continue the Offer or (ii) terminate the Offer.
Section 7   Historical Price Range of the Securities.
Maiden’s Series A Preference Shares, Series C Preference Shares and Series D Preference Shares are traded on the New York Stock Exchange (“NYSE”).
Market Price of and Dividends on the Series A Preference Shares
Maiden’s Series A Preference Shares are traded on the NYSE under the symbol “MH.PA.” As of the date hereof, there were outstanding 6,000,000 Series A Preference Shares. The Series A Preference Shares are perpetual and there is no fixed date on which we are required to redeem or otherwise repurchase them. In addition, we have not paid dividends on any series of the Series A Preference Shares for the past eight quarters and we currently do not anticipate paying dividends on the Series A Preference Shares for the foreseeable future. The following table sets forth, for the periods indicated, the high and low reported closing prices per share of the Series A Preference Shares on the NYSE and the cash dividends per Series A Preference Share.
	Series A Preference Shares		Cash Distributions per Preference Share
	High	Low
Fiscal Year Ending December 31, 2020
Fourth Quarter (through November 12, 2020)	$9.23	$8.25	$—
Third Quarter	11.04	8.53	—
Second Quarter	10.81	4.95	—
First Quarter	8.07	4.26	—
Fiscal Year Ending December 31, 2019
Fourth Quarter	$7.15	$5.42	$—
Third Quarter	7.18	4.53	—
Second Quarter	7.50	4.66	—
First Quarter	11.31	5.28	—
Fiscal Year Ended December 31, 2018
Fourth Quarter	$20.85	$6.70	$—
Third Quarter	25.11	17.86	0.515625
Second Quarter	23.78	19.03	0.515625
First Quarter	24.68	19.34	0.515625
On November 12, 2020, the closing sales price of the Series A Preference Shares on the NYSE was $8.55.
Market Price of and Dividends on the Series C Preference Shares
Maiden’s Series C Preference Shares are traded on the NYSE under the symbol “MH.PC.” As of the date hereof, there were outstanding 6,600,000 Series C Preference Shares. The Series C Preference Shares

are perpetual and there is no fixed date on which we are required to redeem or otherwise repurchase them. In addition, we have not paid dividends on any series of the Series C Preference Shares for the past eight quarters and we currently do not anticipate paying dividends on the Series C Preference Shares for the foreseeable future. The following table sets forth, for the periods indicated, the high and low reported closing prices per share of the Series C Preference Shares on the NYSE and the cash dividends per Series C Preference Share.
	Series C Preference Shares		Cash Distributions per Preference Share
	High	Low
Fiscal Year Ending December 31, 2020
Fourth Quarter (through November 12, 2020)	$9.36	$8.01	$—
Third Quarter	10.50	8.24	—
Second Quarter	10.70	4.24	—
First Quarter	7.86	4.03	—
Fiscal Year Ending December 31, 2019
Fourth Quarter	$7.21	$4.76	$—
Third Quarter	7.21	4.10	—
Second Quarter	5.99	4.18	—
First Quarter	9.70	4.45	—
Fiscal Year Ended December 31, 2018
Fourth Quarter	$18.91	$5.61	$—
Third Quarter	24.05	15.50	0.445313
Second Quarter	21.90	17.20	0.445313
First Quarter	24.59	17.52	0.445313
On November 12, 2020, the closing sales price of the Series C Preference Shares on the NYSE was 8.48.
Market Price of and Dividends on the Series D Preference Shares
Maiden’s Series D Preference Shares are traded on the NYSE under the symbol “MH.PD.” As of the date hereof, there were outstanding 6,000,000 Series D Preference Shares. The Series D Preference Shares are perpetual and there is no fixed date on which we are required to redeem or otherwise repurchase them. In addition, we have not paid dividends on any series of the Series D Preference Shares for the past eight quarters and we currently do not anticipate paying dividends on the Series D Preference Shares for the foreseeable future. The following table sets forth, for the periods indicated, the high and low reported closing prices per share of the Series D Preference Shares on the NYSE and the cash dividends per Series D Preference Share.

	Series D Preference Shares		Cash Distributions per Preference Share
	High	Low
Fiscal Year Ending December 31, 2020
Fourth Quarter (through November 12, 2020)	$9.09	$7.88	$—
Third Quarter	10.04	7.72	—
Second Quarter	9.82	4.50	—
First Quarter	7.65	4.00	—
Fiscal Year Ending December 31, 2019
Fourth Quarter	$7.00	$4.52	$—
Third Quarter	7.23	3.89	—
Second Quarter	5.99	4.30	—
First Quarter	9.60	4.43	—
Fiscal Year Ended December 31, 2018
Fourth Quarter	$17.70	$5.51	$—
Third Quarter	22.09	14.45	0.418750
Second Quarter	19.86	15.98	0.418750
First Quarter	21.35	15.83	0.418750
On November 12, 2020, the closing sales price of the Series D Preference Shares on the NYSE was $8.82.
Section 8   Source and Amount of Funds.
The Company expects to use cash on hand to pay the consideration payable by it pursuant to the Offer and the fees and expense incurred by it in connection therewith. If the Offer is fully subscribed, the Company will pay $100,000,000, excluding fees and expenses, to purchase the Securities.
Section 9   Certain Information Concerning the Company and Maiden
The Company is a reinsurance company organized under the laws of the State of Vermont and is an indirect wholly-owned subsidiary of Maiden Holdings, Ltd. (“Maiden”). Effective March 16, 2020, the Company was re-domiciled to the State of Vermont in the United States, having made the necessary filings in both Vermont and Bermuda in the fourth quarter of 2019 and first quarter of 2020. The Company is subject to the statutes and regulations of Vermont in the ordinary course of business. The principal executive office of the Company is located at 58 East View Lane, Suite 2, Barre, Vermont, and its telephone number is (856) 359-2400.
The acquisition by the Company of the Securities pursuant to this Offer to Purchase is being made in compliance with the Company’s investment policy which has been approved by the State of Vermont Department of Financial Regulation.
Maiden is a Bermuda-based holding company, previously focused on serving the needs of regional and specialty insurers in the United States (“U.S.”), Europe and select other global markets. Maiden is not actively underwriting reinsurance business presently. In addition, Maiden is running off the liabilities associated with AmTrust Financial Services, Inc. contracts terminated in early 2019. Maiden Holdings, Ltd. operates internationally providing branded auto and credit life insurance products through insurer partners to retail clients in the EU and other global markets through Maiden Global Holdings, Ltd. These products also produce reinsurance programs which are underwritten by Maiden. Certain international credit life business is written on a primary basis by Maiden Life Försäkrings AB and general insurance business is written on a primary basis by Maiden General Försäkrings AB. Maiden has also entered into a retroactive reinsurance agreement and a commutation agreement that further reduces its exposure to and limits the potential volatility related to these AmTrust liabilities.
The principal executive office of Maiden is located at 94 Pitts Bay Road, Pembroke, Bermuda, and its telephone number is (441) 298-4900. Maiden’s website address is www.maiden.bm. This website address is not intended to be an active link and information on Maiden’s website is not incorporated in, and should not be construed to be part of, this Offer to Purchase.
Additional Information.   Maiden files reports, proxy statements and other information with the SEC. The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including Maiden. Maiden’s common stock is listed and trading on the NASDAQ Capital Market Stock Exchange under the symbol “MHLD.”
Incorporation by Reference.   The SEC allows “incorporation by reference” into this Offer to Purchase of information that Maiden files with the SEC. This permits the Company and Maiden to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this Offer to Purchase. Information furnished under Item 2.02 and Item 7.01 of Maiden’s Current Reports on Form 8-K is not incorporated by reference in this Offer to Purchase. Maiden incorporates by reference the documents listed below which Maiden has filed with the SEC.
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Maiden’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on March 18, 2020 and Amendment No. 1 thereto filed on April 29, 2020;

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Maiden’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed on May 15, 2020, August 14, 2020 and November 13, 2020, respectively; and

•
Maiden’s Current Reports on Form 8-K filed on April 23, 2020, May 8, 2020, May 22, 2020, June 2, 2020, June 3, 2020, June 5, 2020, August 4, 2020 and September 11, 2020.

Please note that the Schedule TO to which this Offer to Purchase relates does not permit forward “incorporation by reference.” If a material change occurs in the information set forth in this Offer to Purchase, we will amend the Schedule TO accordingly.
Certain Financial Information.   Maiden incorporates by reference the financial statements and notes thereto included in Maiden’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on March 18, 2020.
Any statement contained in a document incorporated or considered to be incorporated by reference in this Offer to Purchase shall be considered to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded will not, except as so modified or superseded, constitute a part of this Offer to Purchase. Nothing herein shall be deemed to incorporate information furnished to, but not filed with, the SEC, except that information furnished to the SEC making reference to the Offer will be incorporated by reference in this Offer to Purchase. The Company will provide to each person, including any beneficial owner, to whom this Offer to Purchase is delivered, at no cost upon his or her written or oral request, a copy of any of the documents that are incorporated by reference in this Offer to Purchase, other than exhibits to such documents that are not specifically incorporated by reference into this Offer to Purchase, and the Company’s constitutional documents. You may request such documents by contacting us at:
Maiden Reinsurance Ltd.
c/o Maiden Holdings, Ltd.
Patrick J. Haveron
Co-Chief Executive Officer and Chief Financial Officer
94 Pitts Bay Road
Pembroke HM 08, Bermuda
(441) 298-4900
Section 10
Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Securities.

As of the date hereof, Maiden had outstanding 6,000,000 Series A Preference Shares, 6,600,000 Series C Preference Shares and 6,000,000 Series D Preference Shares.

Neither the Company nor, to the best of its knowledge, any of its executive officers and directors or any associates or majority-owned subsidiaries of the Company, beneficially owns any of the Securities, except as otherwise described below.
Patrick J. Haveron, our Co-Chief Executive Officer, Chief Financial Officer and a member of our Board of Directors, owns 4,000 Series C Preference Shares, Simcha G. Lyons, a member of our Board of Directors, owns 3,885 Series A Preference Shares and Raymond M. Neff, a member of our Board of Directors, owns 12,110 Series C Preference Shares. We have been informed that Patrick J. Haveron, Simcha G. Lyons and Raymond M. Neff intend to tender all of their respective Securities in connection with the Offer. Based on Maiden’s records and on information provided to it by its executive officers, directors, affiliates and subsidiaries, neither the Maiden nor any of its affiliates or subsidiaries nor, to the best of Maiden’s and the Company’s knowledge, any of Maiden’s or the Company’s or their respective subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, have effected any transactions involving the Securities during the sixty days prior to November 13, 2020.
Except as otherwise described in this Offer to Purchase, neither Maiden or the Company nor, to the best of their knowledge, any of their respective affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any of the Securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.
Section 11   Effects of the Offer on the Market for the Securities.
The Series A Preference Shares are traded on the NYSE under the trading symbol “MH.PA”, the Series C Preference Shares are traded on the NYSE under the trading symbol “MH.PC” and Series D Preference Shares are traded on the NYSE under the trading symbol “MH.PD”. Otherwise, the Securities are not publicly traded, listed on any exchange or quoted on any automated quotations system of a registered national securities association. Depending on the amount of Securities of any series that are accepted in the Offer, the trading market for the Securities of that series that remain outstanding after the Offer may be more limited. A reduced trading volume for a series of Securities may decrease the price and increase the volatility of the trading price of the Securities of the series that remain outstanding following the completion of the Offer.
Section 12   Legal Matters; Regulatory Approvals.
Maiden and the Company are not aware of any license or regulatory permit that appears material to its business that might be adversely affected by the Company’s acquisition of Securities as contemplated by the Offer. Nor are Maiden and the Company aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational that would be required for the acquisition of Securities by the Company as contemplated by the Offer other than those that have been obtained. The acquisition by the Company of the Securities pursuant to this Offer to Purchase is being made in compliance with the Company’s investment policy which has been approved by the State of Vermont Department of Financial Regulation. Should any approval or other action be required, the Company presently contemplates that it will seek that approval or other action. The Company is unable to predict whether it will be required to delay the acceptance for purchase of or payment for Securities tendered under the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business, results of operations and/or financial condition. The obligations of the Company under the Offer to accept for purchase and pay for Securities is subject to conditions. See Section 6.
Section 13   Certain Material U.S. Federal Income Tax Consequences.
The following summary describes certain material U.S. federal income tax consequences relating to the Offer to tendering U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. The Company has not sought, nor does it expect to seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the sale of Securities to the Company pursuant to the Offer or that any such position would not be sustained.
This discussion addresses tax consequences only to tendering Holders who hold their Securities as capital assets within the meaning of Section 1221 of the Code. This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to Holders in light of their particular circumstances and does not apply to Holders that are subject to special rules under the U.S. federal income tax laws (such as, for example, banks or financial institutions, brokers or dealers in securities, commodities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, former citizens or residents of the United States, persons who hold Securities as part of a hedge, integrated transaction, straddle, constructive sale or conversion transaction, regulated investment companies, real estate investment trusts, U.S. Holders whose functional currency is not the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purport, or investors in such pass-through entities, or persons that acquired their Securities through the exercise of employee stock options or otherwise as compensation.
This summary does not address any state, local or non-U.S. tax consequences of participating in the Offer, nor does it address any alternative minimum tax considerations, any Medicare tax consequences or any U.S. federal tax considerations (e.g., estate or gift tax) other than those pertaining to U.S. federal income tax. You should consult your own tax advisor with regard to the application of the U.S. federal income, estate and gift tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
As used herein, a “U.S. Holder” means a beneficial owner of Securities that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if a court within the United States can exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all of the substantial decisions of the trust.
As used herein, a “Non-U.S. Holder” means a beneficial owner of Securities that is for U.S. federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, or (iii) a foreign estate or trust.
If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds or beneficially owns Securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds or beneficially owns the Securities, then you should consult your own tax advisor.
Tax Consequences to U.S. Holders.
A sale of Securities for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who participates in the Offer will, depending on such holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Securities or as receiving a distribution from Maiden with respect to its stock. If a broker or other paying agent is unable to determine whether sale or exchange treatment or distribution treatment should apply to a particular U.S. Holder, such broker or paying agent may be required to report the transaction as resulting in a distribution. In such event, if you believe that sale or exchange treatment is the proper treatment for you, you should consult with your own tax advisor about how to report the transaction on your tax return.
Sale or Exchange Treatment.   Under Section 302 of the Code, a sale of Securities for cash by a U.S. Holder pursuant to the Offer will be treated as a “sale or exchange” of Securities for U.S. federal income tax purposes, rather than as a distribution with respect to the Securities held by the tendering U.S. Holder, only if the sale:
•
results in a “complete termination” of such U.S. Holder’s equity interest in Maiden, or

•
is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

A sale of Securities by a U.S. Holder pursuant to the Offer will result in a “complete termination” if, after the sale, either (i) the U.S. Holder no longer owns any of Maiden’s outstanding preferred or common shares (either actually or constructively) or (ii) the U.S. Holder no longer actually owns any of Maiden’s outstanding preferred or common shares and, with respect to any shares constructively owned, is eligible to waive, and effectively waives, such constructive ownership. U.S. Holders wishing to satisfy the “complete termination” test through waiver of constructive ownership should consult their own tax advisors.
A sale of Securities by a U.S. Holder pursuant to the Offer will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Maiden. Whether a Holder of Securities meets this test will depend on the Holder’s particular facts and circumstances as well as the relative percentage of Securities tendered by such Holder and each of the other Holders of Securities.
The IRS has indicated in a published revenue ruling that if a shareholder (actually or constructively) owns no stock other than nonvoting, nonconvertible, preferred stock (such as the Securities), a redemption of any amount of such preferred stock should qualify for sale treatment. The same conclusion is likely to apply where any other shares held by the tendering shareholder possess a relatively small amount of voting power (i.e., where the tendering shareholder has no legal or practical ability to affect the corporation’s decision making), but the answer is unclear (given the absence of any definitive authority on the issue). U.S. Holders should consult their own tax advisors regarding the application of the foregoing standard to their particular facts and circumstances.
As noted above, in applying the foregoing Section 302 tests, a U.S. Holder must take into account not only preferred and common shares that such U.S. Holder actually owns, but also shares that such U.S. Holder is treated as owning under constructive ownership rules. Generally, under Section 318 of the Code, a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals and entities as well as shares that a U.S. Holder has the right to acquire by exercise of an option or warrant or by conversion or exchange of a security.
Contemporaneous dispositions or acquisitions of preferred or common shares by a U.S. Holder or a related person may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether either of the Section 302 tests described above is satisfied. A U.S. Holder should consult its own tax advisor regarding the treatment of other dispositions or acquisitions of shares that may be integrated with such U.S. Holder’s sale of Securities to the Company pursuant to the Offer.
Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the Securities actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of these shares may be purchased by the Company. Thus, proration may affect whether the sale of Securities by a U.S. Holder pursuant to the Offer will be treated as a “sale or exchange.”
If a U.S. Holder satisfies either of the Section 302 tests described above, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received (including cash received that is attributable to accrued but undeclared dividends, but excluding cash attributable to declared but unpaid dividends, which would be taxable in the manner described below under “— Distribution Treatment”) and such U.S. Holder’s tax basis in the Securities tendered. Generally, a U.S. Holder’s tax basis for the Securities tendered will be equal to the cost of the Securities to the U.S. Holder, less any prior distributions treated as a return of capital Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Securities exceeds one year as of the date of the sale pursuant to the Offer. In the case of a non-corporate U.S. Holder, long-term capital gain on Securities held for more than one year is currently subject to a reduced rate of tax. Certain limitations apply to the deductibility of capital losses by U.S. Holders. Gain or loss must be determined separately for each block of tendered Securities (i.e., Securities acquired by the U.S. Holder at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Securities it wishes to tender in the event that less than all of its Securities are tendered.
Distribution Treatment.   If a U.S. Holder does not satisfy either of the Section 302 tests described above, the sale of a U.S. Holder’s Securities pursuant to the Offer will not be treated as a sale or exchange under Section 302. Instead, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution to the U.S. Holder with respect to such U.S. Holder’s remaining shares, The distribution will be treated as a dividend to the extent of the U.S. Holder’s share of Maiden’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. The amount of any distribution in excess of Maiden’s current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. Holder’s tax basis in the remaining shares with respect to which the distribution is deemed received (as determined on a block-by-block basis), and any remainder will be treated as capital gain. Any such capital gain will be long-term capital gain if the U.S. Holder has held the Securities for more than one year as of the date of sale pursuant to the Offer.
Any such dividend will be taxed in its entirety, without reduction for the U.S. Holder’s tax basis of the Securities exchanged. Such tax basis will be added to the remaining shares owned by the U.S. Holder; however, where the remaining shares owned consist of more than one class (e.g., common and preferred shares), it is unclear how to allocate such tax basis among the remaining shares. If a tendering U.S. Holder does not actually retain any shares, the basis of any tendered Securities may (depending on circumstances) be added to shares retained by a person related to such U.S. Holder or the basis may be lost.
Passive Foreign Investment Company Rules.   A non-U.S. corporation, such as Maiden, will be classified as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. In addition, a non-U.S. corporation will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, more than 25% (by value) of the stock. Although no explicit guidance is provided by the statutory language, we believe that under this look-through rule, Maiden would be deemed to own the assets and to have received the income of the insurance and investment subsidiaries that it directly or indirectly owns such that it would qualify for the insurance exception described below.
The PFIC rules provide that income “derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business” is not treated as passive income. Under this exception, income derived by a bona fide insurance company is generally not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. We expect that, for the purposes of the PFIC rules, Maiden will be predominantly engaged in an insurance business.
We believe that Maiden was not previously classified as a PFIC and we do not expect that it will be classified as a PFIC for the current taxable year. Nevertheless, because this determination is fundamentally factual in nature, we cannot generally determine until the close of the taxable year whether Maiden is a PFIC. We can provide no assurance that it will not be a PFIC. If Maiden was classified as a PFIC during any year in which a U.S. Holder owns the Securities, Maiden will generally continue to be treated as a PFIC for such holder in all succeeding years, regardless of whether it continues to meet the income or asset tests described above. If Maiden is classified as a PFIC in any year, adverse tax consequences could result for U.S. Holders of Securities.
If Maiden is classified as a PFIC for any taxable year during which a U.S. Holder owns the Securities, and unless the U.S. Holder made a “mark-to-market” election (as described below), the U.S. Holder will generally be subject to special tax rules that have a generally penalizing effect, regardless of whether Maiden remains a PFIC, on any gain realized on the tender of Securities. Under the PFIC rules:
•
the gain would be allocated ratably over the U.S. Holder’s holding period for the Securities;

•
amounts allocated to the current taxable year and any taxable years in a U.S. Holder’s holding period prior to the first taxable year in which Maiden is classified as a PFIC would be taxable as ordinary income; and

•
amounts allocated to each of the other taxable years would be subject to tax at the highest tax rate in effect applicable to such U.S. Holder for that year, and such amounts would be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to such years.

Alternatively, if Maiden was a PFIC and a U.S. Holder made a mark-to-market election with respect to the Securities, any gain such U.S. Holder recognizes on the tender of Securities for cash would be treated as ordinary income and any loss would be treated as ordinary loss, but such loss would only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.
U.S. Holders should consult their tax advisors concerning the U.S. federal income tax consequences of tendering Securities for cash pursuant to the Offer if Maiden is classified as a PFIC.
Tax Consequences to Non-U.S. Holders
Sale or Exchange Treatment.   Subject to the discussion below concerning effectively connected income and the discussion concerning backup withholding in Section 3 above, if you are a Non-U.S. Holder and you satisfy either of the Section 302 tests described above, you generally will not be subject to U.S. federal income tax on any gain realized on the sale of Securities pursuant to the Offer (except to the extent of any cash attributable to declared but unpaid dividends, which would be treated as a distribution that is subject to the rules set forth below under “Distribution Treatment”), unless (i) the gain is effectively connected with your conduct of a trade or business in the United States, in which case you will be subject to tax as and to the extent described below; or (ii) you are an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the sale and certain other conditions are met, in which case you will be subject to U.S. federal income tax on such gain (net of certain U.S.-source capital losses).
If you are engaged in a trade or business in the United States, and if income or gain on the Securities is effectively connected with the conduct of such trade or business, that income or gain will generally be subject to tax in the same manner as income or gain realized by a U.S. Holder (see discussion under “— Tax Consequences to U.S. Holders — Sale or Exchange Treatment”), subject to an applicable income tax treaty providing otherwise. In that event, you should consult your tax advisor with respect to other U.S. tax consequences of disposing of Securities pursuant to the Offer, including, if you are a foreign corporation, the possible imposition of a branch profits tax on your effectively connected earnings and profits at a rate of 30% (or a lower applicable treaty rate).
Distribution Treatment.   If you do not satisfy either of the Section 302 tests described above, the full amount you receive will be treated as a distribution with respect to your stock. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, tax-free return of capital, or gain from the sale of Securities will be determined in the manner described above for U.S. Holders (see discussion under “— U.S. Holders — Distribution Treatment”).
If income or gain on the Securities is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States), that income or gain, will generally be subject to tax in the same manner as income or gain realized by a U.S., Holder (see discussion under “— U.S. Holders — Sale or Exchange Treatment”), subject to an applicable income tax treaty providing otherwise. In that event, you should consult your tax advisor with respect to other U.S. tax consequences of disposing of Securities in the Offer, including, if you are a foreign corporation, the possible imposition of a branch profits tax on your effectively connected earnings and profits at a rate of 30% (or a lower applicable treaty rate).
Information Reporting and Backup Withholding
See Section 3 with respect to the application of U.S. federal backup withholding tax to payments made pursuant to the Offer.
THE DISCUSSION ABOVE IS A SUMMARY AND IS INCLUDED FOR GENERAL INFORMATION ONLY. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

Section 14   Summary Financial Information.
We have presented below a summary of Maiden’s consolidated financial data. The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in Maiden’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and with “Part I. Financial Information” of our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020, both of which are incorporated herein by reference. The selected consolidated statements of operations data for the fiscal years ended December 31, 2019 and December 31, 2018 and the selected consolidated balance sheets data as of December 31, 2019 and December 31, 2018 are derived from Maiden’s audited consolidated financial statements that are included in Maiden’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. The selected condensed consolidated statements of operations data for the fiscal quarters ended September 30, 2020 and September 30, 2019 and the selected consolidated balance sheets data as of September 30, 2020 and September 30, 2019 are derived from our unaudited condensed consolidated financial statements included in Maiden’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020. Maiden’s interim results were not necessarily indicative of results for the full fiscal year, and Maiden’s historical results are not necessarily indicative of the results to be expected in any future period. You should refer to Section 9 of this Offer to Purchase, “Certain Information Concerning the Company and Maiden,” for information on how you can obtain copies of Maiden’s SEC filings.
Selected Summary Consolidated Statements of Operations and Balance Sheets
(In thousands, except per share data)
	For the Year Ended December 31,			For the three months ended September 30		For the nine months ended September 30
	2019	2018	2017	2020	2019	2020	2019
Net premiums earned and other insurance revenue	$450,603	$2,035,883	$2,002,461	$24,566	$95,452	$77,747	$414,106
Net investment income, realized gains and OTTI	125,532	128,924	136,357	15,857	25,758	66,537	101,887
Total revenues	576,135	2,164,807	2,138,818	40,423	121,210	144,284	515,993
Net loss and loss adjustment expenses	452,829	1,880,121	1,555,433	9,065	140,860	41,159	415,110
Commission and other G&A expenses	216,978	719,680	696,801	17,811	41,661	55,749	189,711
Interest and amortization expenses and accelerated amortization of senior note issuance cost	19,320	19,318	26,069	4,832	4,831	14,493	14,490
Foreign exchange	(2,719)	(4,461)	14,921	6,536	(7,827)	634	(14,013)
Total expenses	686,408	2,614,658	2,293,224	38,244	179,525	112,035	605,298
Loss from continuing operations before income taxes	(110,273)	(449,851)	(154,406)	2,179	(58,315)	32,249	(89,305)
income tax (benefit) expense	(911)	441	(6,757)	17	87	14	(977)
Net (loss) income from continuing operations	(109,362)	(450,292)	(147,649)	2,162	(58,402)	32,235	(88,328)
(Loss) income from discontinued operations, net of income tax	(22,541)	(94,113)	(22,096)	0	75	0	(22,048)
Net (loss) income	$(131,903)	$(544,405)	$(169,745)	$2,162	$(58,327)	$32,235	$(110,376)
Dividends on preference shares	$—	$25,636	$29,156	$—	$—	$—	$—
Basic and diluted loss per share	$(1.59)	$(6.87)	$(2.32)	$0.03	$(0.70)	$0.38	$(1.33)
Dividends per common share	$—	$0.35	$0.60	$—	$—	$—	$—

	At December 31,			At September 30
	2019	2018	2017	2020	2019
Total investments and cash and cash equivalents	$1,974,544	$4,421,954	$3,961,292	$1,553,226	$2,162,898
Total assets	3,568,196	5,287,460	6,644,189	3,054,704	3,791,955
Reserve for loss and loss adjustment expense	2,439,907	3,126,134	2,386,722	1,975,073	2,625,858
Senior notes — principal amount	262,500	262,500	262,500	262,500	262,500
Total Liabilities	3,060,478	4,732,544	5,411,563	2,516,618	3,258,800
Preference shares	465,000	465,000	465,000	465,000	465,000
Common Shares	882	879	877	898	881
Additional paid-in capital	751,327	749,418	748,113	753,324	751,138
Accumulated other comprehensive income (loss)	17,836	(65,616)	13,354	13,957	21,936
(Accumulated deficit) retained earnings	(695,794)	(563,891)	35,472	(663,559)	(674,267)
Treasury shares,	(31,533)	(31,515)	(30,642)	(31,534)	(31,533)
Noncontrolling interests in subsidiaries	—	641	452	0	0
Total equity	$507,718	$554,916	$1,232,626	$538,086	$533,155
Book value per common share	$0.51	$1.08	$9.25	$0.86	$0.82
The book value of Maiden’s common shares as of September 30, 2020 was $0.86 per share.
Section 15   Accounting Treatment.
Upon the settlement of the Offer, the carrying value of the Securities repurchased will be removed from the preferred stock account within stockholders’ equity, and the difference between the repurchase price and the carrying value of each Security repurchased (net of issuance costs) will be recorded as an increase to additional paid in capital and subsequently to Maiden’s total stockholders’ equity . Maiden expects upon settlement of the Offer that its book value per common share will increase.
Section 16   Extension of the Offer; Termination; Amendment.
The Company expressly reserves the right, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for purchase of, and payment for any Securities by giving oral or written notice of the extension to the Tender Agent and making a public announcement of the extend on. The Company also expressly reserves the right to terminate the Offer and not accept for purchase or pay for any Securities not theretofore accepted for purchase or paid for or, subject to applicable law, to postpone payment for Securities upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of termination or postponement to the Tender Agent and making a public announcement of termination or postponement. The Company’s reservation of these rights to delay payment for Securities that it has accepted for purchase is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that the Company pay the consideration offered or return the Securities tendered promptly after termination or withdrawal of an Offer. Subject to compliance with applicable law, the Company further reserves the right, regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Securities or by decreasing or increasing the number of Securities being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, the announcement, in them of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to holders of Securities in a manner reasonably designed to inform holders of Securities of the change. Without limiting the manner in which the Company or Maiden may choose to make a public announcement, except as required by applicable law, neither the Company nor Maiden shall have any obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through Business Wire.

If the Company materially changes the terms of the Offer or the information concerning the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:
•
the Company increases or decreases (i) the price to be paid for any series of the Securities, (ii) the Maximum Aggregate Purchase Amount of Securities that it may purchase in the Offer or (iii) the Retail Processing Fee (as defined below), and

•
the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 16, the Offer will be extended until the expiration of such ten business day period.
Section 17   Fees and Expenses.
The Company has retained BofA Securities, Inc. to act as the dealer manager (the “Dealer Manager”) and Global Bondholder Services Corporation to act as the information agent (the “Information Agent”) and as the tender agent (the “Tender Agent”) in connection with the Offer. The Information Agent may contact holders of Securities by mail, telephone, telegraph and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee holders of Securities to forward materials relating to the Offer to beneficial owners. The Dealer Manager, the Information Agent and the Tender Agent each will receive reasonable and customary compensation for their respective services and will be reimbursed by the Company for specified reasonable out-of-pocket expenses. The Dealer Manager, the Information Agent and the Tender Agent each will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the U.S. federal Securities laws. The Dealer Manager or its affiliates have performed, and may in the future perform, investment banking, financial advisory and commercial services for us from time to time, for which, it has received customary fees and reimbursements of expenses.
Each Retail Processing Dealer that successfully processes tenders from a retail beneficial owner of Securities will be eligible to receive a fee (the “Retail Processing Fee”) from the Company equal to $0.125 per Series A Preference Share, Series C Preference Share or Series D Preference Share validly tendered and not properly withdrawn by or on behalf of such retail beneficial owner and accepted for purchase by the Company, except for any Series A Preference Shares, Series C Preference Shares or Series D Preference Shares tendered by a Retail Processing Dealer for its own account.
The Retail Processing Fee will only be paid to each Retail Processing Dealer in respect of beneficial owners who submit Series A Preference Shares, Series C Preference Shares or Series D Preference Shares in an aggregate amount of 10,000 shares or fewer. The Retail Processing Fee will only be paid to each Retail Processing Dealer that has sent a signed and completed Retail Processing Dealer Form to the Tender Agent and provided all necessary information. In addition, the Company reserves the right to request additional information from any person who submits the Retail Processing Dealer Form in order to validate any retail processing fee payment claims.
Only direct participants in DTC will be eligible to submit a Retail Processing Dealer Form. If you are not a direct participant in DTC, you must instruct the direct participant through which you tender your Securities to submit a Retail Processing Dealer Form on your behalf.
The Company will pay any Retail Processing Fee to each Retail Processing Dealer (including the Dealer Manager acting as Retail Processing Dealer) whose name appears in the Retail Processing Dealer Form provided for that purpose. No such fee, however, will be paid with respect to Series A Preference Shares, Series C Preference Shares or Series D Preference Shares tendered, directly or indirectly, by Retail Processing Dealers for their own account and under no circumstances will such fee be remitted, in whole or in part, by a Retail Processing Dealer to the relevant retail beneficial owner of the tendered Securities. The fees will be paid only if the Offer is consummated and only if the Retail Processing Dealer Form is received by the

Tender Agent on or prior to the Expiration Time, and will be paid to the Retail Processing Dealers as promptly as practicable after the payment for Securities under the Offer. Inquiries regarding the Retail Processing Fee may be directed to the Tender Agent by telephoning (212) 269-5552.
No person may receive the Retail Processing Fee unless such person (a) is (i) a broker or dealer in securities, including the Dealer Manager in its capacity as a dealer or broker, which is a member of any national securities exchange or of the Financial Industry Regulatory Authority (“FINRA”), (ii) a foreign broker or dealer not eligible for membership in FINRA which agrees to conform to FINRA’s Rules of Fair Practice in processing tenders outside the U.S. to the same extent as though it were a FINRA member or (iii) a bank or trust company legally authorized to receive such fees and (b) covenants and agrees that under no circumstances will such fee be remittal, in whole or in part, to the relevant retail beneficial owner of the tendered Series A Preference Shares, Series C Preference Shares or Series D Preference Shares.
Participants in DTC who submit a Retail Processing Dealer Form will be required to undertake to distribute the related Retail Processing Fee to any Retail Processing Dealer on whose behalf the DTC participant has submitted a Retail Processing Dealer Form. Neither the Company nor the Dealer Manager will be responsible for making such distribution or for ensuring that DTC participants make such distribution.
No fees or commissions will be payable by the Company to brokers, dealers, commercial banks or trust companies (other than Retail Processing Fees and fees to the Information Agent and the Tender Agent, as described above) for soliciting or recommending tenders of Securities under the Offer. We recommend that investors who hold Securities through brokers, dealers, commercial banks, trust companies or other nominees consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if holders of Securities tender Securities through such brokers or banks and not directly to the Tender Agent. The Company, however, upon request, will reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase and the Letter of Transmittal and related materials to the beneficial owners of Securities held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as an agent of the Company, dealer manager, information agent, or tender agent for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Securities, except as otherwise provided in this Offer to Purchase and Instruction 6 in the Letter of Transmittal.
Section 18   Rule 14e-4 “Net Long Position” Requirement.
It is a violation of Rule 14e-4 under the Exchange Act for a person acting alone or in concert, directly or indirectly, to tender securities for that person’s own account in a partial tender offer unless, at the time of tender and at the end of the proration period or period during which the securities are accepted by lot (including any extensions of such period), the person so tendering their opportunities (i) has a net long position equal to or greater than the aggregate principal amount of the securities being tendered and (ii) will deliver or cause such securities to be delivered in accordance with the terms of the tender offer. Rule 14e-4 imposes a similar requirement in respect of the tender or guarantee of a tender on behalf of another person.
A tender of Securities in the Offer under any of the procedures described above will constitute the tendering holder’s representation and warranty that (i) such holder has a net long position in the Securities being tendered pursuant to the Offer within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Securities complies with Rule 14e-4.
The tender of Securities, pursuant to any of the procedures described above, will constitute a binding agreement between you and the Company upon the terms and subject to the conditions of the Offer.
Section 19   Miscellaneous.
The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer or the acceptance of Securities pursuant thereto is not in compliance with applicable law, the Company will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Company cannot comply with the applicable law, the Company will not make the Offer to (nor will tenders be accepted from or on behalf of) the holders of Securities in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of that jurisdiction.
Pursuant to Rule 13e-4(c)(2) under the Exchange Act, the Company has filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning the Company.
Each of Maiden’s and the Company’s Board of Directors has approved the Offer. However, none of Maiden, the Company nor their respective Boards make any recommendation to holders of Securities as to whether to tender or refrain from tendering their Securities. The Company has not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by the Company or the Information Agent.

November 13, 2020
BofA Securities
Attn: Liability Management
620 South Tryon Street, 20th Floor
Charlotte, North Carolina 28255
Collect: (980) 387-3907
Email: debt_advisory@bofa.com
The Letter of Transmittal and any other required documents should be sent or delivered by each holder of Securities or that holder’s broker, dealer, commercial bank, trust company or nominee to the Tender Agent at one of its addresses set forth below.
The Tender Agent for the Offer is:
Global Bondholder Services Corporation
By facsimile:
(For Eligible Institutions only):
(212) 430-3775/3779
Confirmation:
(212) 430-3774
By Email
contact@gbsc-usa.com
Please contact the Dealer Manager with questions regarding the terms of the Offer at the contact information set forth above or the Information Agent with questions regarding how to tender and/or request additional copies of this Offer to Purchase, the Letter of Transmittal or other documents related to the Offer at the contact information set forth below. Holders of Securities also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. Please contact the Tender Agent at the contact information set forth above to request documentation relating to the Offer.
The Information Agent for the Offer is:
Global Bondholder Services Corporation
65 Broadway — Suite 404
New York, New York 10006
Attn: Corporate Actions
Banks and Brokers call: (212) 430-3774
Toll free (866)-794-2200
Email: contact@gbsc-usa.com